EXHIBIT 99.1



     NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS OF BANKNORTH GROUP, INC.

     This notice is to inform you as a director or executive officer of Banknorth that, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002, you will be unable to trade in Banknorth Group, Inc. common stock or derivatives during the blackout period when participants in the Banknorth 401(k) Plan are suspended from directing or diversifying assets in the Banknorth Common Stock Fund or the Banknorth Stock Liquidity Fund. Participants in the 401(k) Plan will be suspended from such transactions in order to allow the plan's administrator to process the exchange of merger consideration in connection with the acquisition of a 51% interest in Banknorth Group, Inc. by The Toronto-Dominion Bank ("TD"). This trading restriction does not include gifts, the reinvestment of dividends pursuant to Banknorth's dividend reinvestment plan, transactions pursuant to an existing Rule 10b-5 trading plan, the exercise of stock options or routine transactions pursuant to Banknorth's
stock benefit plans.   However, the cashless exercise of stock options or the
sale of stock acquired upon exercise of an option is prohibited during the blackout period.

     The blackout period will begin on February 21, 2005 and is expected to end during the week of March 21, 2005 (the blackout period will end approximately two to three weeks after the closing of the transaction, which is expected to occur on or about February 28, 2005).

     If you have any questions concerning this notice or to obtain the specific date that the blackout period ends, please contact:


                                     Cindy Hamilton
                                     Executive Vice President, Human Resources
                                     Banknorth Group, Inc.
                                     Two Portland Square
                                     Portland, Maine 04162-9540
                                     Telephone: (207) 761-8532


Date:  February 4, 2005